EXHIBIT 99.1

American River Bankshares Reports Second Quarter 2013 Results

Sacramento, CA, July 18, 2013 – American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $652,000, or $0.07 per diluted share for the second quarter of 2013 compared to $845,000, or $0.09 per diluted share for the second quarter of 2012. For the six months ended June 30, 2013, net income was $1.3 million or $0.14 per diluted share, compared to $1.6 million or $0.16 per diluted share for the six months ended June 30, 2012.

“In a very competitive market, sequential quarterly growth in loans and net income are tangible signs that staying focused on our long-term plan is delivering traction,” said David Taber, President and CEO of American River Bankshares. “While we have more work ahead of us before we can reclaim top-performer status, our emphasis on execution of our strategy and management of expenses is how we will get there.”

Financial Highlights

•	Net loans totaled $247.8 million at June 30, 2013, up from $245.5 million at March 31, 2013.

•	Nonperforming assets (“NPAs”) declined to $13.5 million, or 2.33% of total assets at June 30, 2013, compared to $17.7 million, or 2.97% of total assets at December 31, 2012, and $21.0 million, or 3.57% of total assets a year ago. Other real estate owned (“OREO”) declined 33.6% to $8.1 million at June 30, 2013, compared to $12.2 million at December 31, 2012, and declined 22.1% compared to $10.4 million one year ago.

•	The allowance for loan and lease losses was $5.7 million (2.24% of total loans and leases) at June 30, 2013, compared to $5.8 million (2.24% of total loans and leases) at December 31, 2012 and $6.2 million (2.18% of total loans and leases) one year ago. The allowance for loan and lease losses to nonperforming loans and leases increased to 105.9% at June 30, 2013, from 105.6% at December 31, 2012 and 58.1% one year ago.

•	The Company’s subsidiary, American River Bank, remains above the well-capitalized regulatory guidelines. At June 30, 2013, American River Bank’s Leverage ratio was 12.4% compared to 12.6% at December 31, 2012 and 12.7% one year ago; the Tier 1 Risk Based Capital ratio was 23.0% compared to 23.5% at December 31, 2012 and 21.7% one year ago; and the Total Risk Based Capital ratio was 24.3% compared to 24.8% at December 31, 2012 and 22.9% one year ago.

•	The first quarter 2013 net interest margin was 3.41%, down from 3.53% for the first quarter of 2013 and 3.93% for the second quarter of 2012.

•	Shareholders’ equity was $88.5 million at June 30, 2013 compared to $94.0 million at December 31, 2012 and $92.3 million at June 30, 2012. Tangible book value decreased from $8.33 per share at December 31, 2012 and increased from $8.14 per share at June 30, 2012 to $8.17 per share at June 30, 2013. Book value per share decreased from $10.08 per share at December 31, 2012 and increased from $9.90 per share from a year ago to $10.01 per share at June 30, 2013.

Northern California Economic Update, June 30, 2013

Each quarter, management at American River Bank prepares an industry and economic report for internal use that analyzes the past six to eight rolling quarters within the three primary markets in which the Company does business – Sacramento, Sonoma and Amador Counties. Sources of economic and industry information include: Voit Real Estate Services market reports, Keegan & Coppin Company, Inc., Trulia Real Estate Search, Foreclosure Radar, the State of California Economic Development Department, and the Sacramento Association of Realtors. In general, the data included in the report shows economic indicators in these markets trending upwards through the end of 2011, moving the economy off of its low of the past few years. This trend showed mixed results through the first half of 2012, and noted some upward trends in the third and fourth quarters. In general, results in the first two quarters of 2013 show positive trends. Activity in the residential market was positive throughout the past year and into the first two quarters of 2013. Commercial real estate trends improved in the fourth quarter of 2012 and have continued into the first half of 2013. In the second quarter of 2013, all three of our regions reported positive trends in employment. As stated in previous market reports, positive trends and ongoing tangible signs of sustained growth are required before management can determine the viability of the economic recovery in each of these regions.

Commercial Real Estate. In Sacramento County, office vacancy in the first half of 2013 was 15.9%, a decrease from 16.2% at year end; retail vacancy, at 9.0%, is also better than 9.4% at year-end; and industrial vacancy is 11.7%, down from 11.9% at year-end 2012 and better than 12.4% at the end of the first quarter of 2013. Vacancies of all three property types are the lowest in over two years. In Sonoma County, after dropping in the second half of 2012, office vacancies ended the first quarter of 2013 at 23.5%, a 1.5% increase over year-end 2012, and equal to the rate one year ago; retail vacancies continue to drop and were 5.1% at March 31, 2013; and industrial vacancies were 12.3%, equal to the December 31, 2012 rate. In both Counties, absorption of commercial real estate shows improvement. In Sacramento County, office, retail and industrial properties have had positive absorption in each of the past four quarters. In Sonoma County, although absorption has been a positive in each of the past three quarters, office absorption has been negative in two of the last six quarters and industrial has been negative in three of the last six quarters. In Sacramento County, commercial lease rates have shown little change in the last two years; office rates have been in the $1.74/SF to $1.76/SF range for eight consecutive quarters, retail has ranged from $1.34/SF to $1.40/SF over the same period, and industrial has ranged from $0.35/SF to $0.37/SF. After declining for several quarters, data for Sonoma County shows some improvement; office leases have ranged from a low of $1.31/SF to the current rate of $1.54/SF, retail leases average $1.12/SF, and industrial rates are down from $0.72/SF to $0.66/SF.

Residential Real Estate. Residential real estate data is focused on California and the markets we serve, and is easiest measured by tracking foreclosure activity (number of filings and results of closed foreclosures), home sales (median prices and asking prices), and in sales vs. inventory. Positive trends in 2012 have continued into 2013 in residential default activity, with reductions in the number of Notice of Default and Notice of Sale filings. Statewide through two quarters of 2013 (annualized), the numbers of Notice of Default and Notice of Sale filings are less than half of 2012. More notable is the trend in number of closed foreclosures that are being purchased by third parties. For property foreclosures Statewide in 2012, third party bids were 40% of trustee sales; through the first half of 2013, this percentage was 51%. For Sacramento County in 2012, third party bids were 29% and this figure is 60% in the first two quarters of 2013, and Sonoma County increased from 29% to 49%. Despite the trend in other markets, Amador County was unchanged at 11%. Compared to same period one year ago, sales prices for homes sold in the second quarter of 2013 increased by 35% in Sacramento and 30% in Sonoma County, but dropped 9% in Amador County. Asking prices in these regions have also increased from one year ago. In the Sacramento region, for the fifth consecutive quarter, the number of homes listed for sale represents less than one month of inventory. In May 2013, Sacramento reported 1,672 sales compared to 1,488 active listings, representing a 28 day inventory; average days on market is also 28 days.

Employment. After an increase in unemployment to 11.4% in California in the second quarter of 2012, the rate dropped steadily to 9.6% at year-end 2012. Statewide unemployment increased to 9.7% during the first quarter of 2013, and dropped to 8.1% in the second quarter, the lowest rate in over three years. Job growth is also positive; through May 2013, the State has added 349,000 jobs, and increase of 1.09% over year end. At the end of May, unemployment in two of our regions (Sacramento and Sonoma) is lower than the California average and, compared to one year ago, all three of our markets have improved. At May 31, 2013, the Sacramento unemployment rate was reported to be 8.0%, Sonoma was reported to be 6.1%, and Amador was reported to be 9.1%. Similar to the State, all three regions are at three-year lows. As noted, job growth in California has been positive and this trend is consistent in our markets. Through May, Sacramento job growth was 15,700 compared to year-end 2012, an increase of 2.58%. Sonoma County reports similar positive job growth, up 7,000 in 2013, 2.93% higher than year end. Through 2011, Amador County experienced a general decline in the number of jobs but this has improved. In 2012, total jobs grew by 40 (0.28%) and, through May 2013, there are 220 new jobs, an increase of 1.51% compared to year end 2012.

Asset Quality and Balance Sheet Review

American River Bankshares’ assets totaled $577.5 million at June 30, 2013, compared to $596.4 million at December 31, 2012, and $589.7 million at June 30, 2012.

Net loans totaled $247.8 million at June 30, 2013, down from $252.1 million at December 31, 2012 and down from $277.6 million at June 30, 2012. Nonperforming loans decreased $5.3 million (49.5%) from $10.7 million at June 30, 2012 to $5.4 million at June 30, 2013. Nonperforming loans decreased $100,000 (2.0%) from $5.5 million at December 31, 2012. The decrease in nonperforming loans was predominately the result of upgrades resulting from improved credit quality, charge offs, payoffs, and transfers to other real estate owned (“OREO”).

The loan portfolio at June 30, 2013 included: real estate loans of $215.6 million (85% of the portfolio), commercial loans of $27.1 million (11% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $11.0 million (4% of the portfolio). The real estate loan portfolio at June 30, 2013 includes: owner-occupied commercial real estate loans of $87.4 million (41% of the real estate portfolio), investor commercial real estate loans of $93.2 million (43% of the real estate portfolio), construction and land development loans of $6.5 million (3% of the real estate portfolio) and other loans, which consists of residential and multi-family real estate loans of $28.5 million (13% of the real estate loan portfolio).

NPAs include nonperforming loans and leases and other real estate owned. Nonperforming loans includes all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection. NPAs declined to $13.5 million at June 30, 2013 from $17.7 million at year end 2012 and from $21.0 million at June 30, 2012. The NPAs to total assets ratio stood at 2.33% at the end of June 2013, down from 2.97% at December 2012 and 3.57% one year ago.

Loans measured for impairment decreased to $20.6 million at the end of June 2013, compared to $26.6 million at December 31, 2012, and $29.6 million a year ago. Much of this decrease relates to resolution of these loans though pay off, paydown, chargeoff, or though transfer to OREO. The provision for loan and lease losses for the second quarter of 2013 was $100,000 compared to a $375,000 provision for the second quarter of 2012. The Company had net charge-offs of $323,000 in the second quarter of 2013 compared to $439,000 in the second quarter of 2012. The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

The Company evaluates nonperforming loans for impairment and assigns specific reserves when necessary. At June 30, 2013, specific reserves of $718,000 were recorded on nonperforming loans that were considered impaired compared to $528,000 at December 31, 2012 and $583,000 at June 30, 2012. In addition, there were 14 loans totaling $3.7 million, which are included in the $5.4 million of nonperforming loans and leases, which have been modified and are considered troubled debt restructures at June 30, 2013. At June 30, 2012 there were 10 loans totaling $2.8 million, which had been modified and were considered troubled debt restructures, which were also included in the nonperforming loan totals.

At June 30, 2013, the Company had 14 OREO properties totaling $8.1 million. This compares to 20 OREO properties totaling $12.2 million at December 31, 2012 and 20 OREO properties totaling $10.4 million at June 30, 2012. During the second quarter of 2013, the Company sold a single property for a $22,000 net gain and did not add any additional OREO properties. The Company adjusted the balance on four properties, to fair value, that were obtained in prior quarters by $137,000 for which updated information was received in the current quarter. Of this adjustment, all went to OREO expense. Other adjustments were capitalization of $75,000 on a single property for tenant improvements and a reduction of $41,000 to the OREO valuation as related sales were either completed or no longer probable. At June 30, 2013, the OREO valuation allowance was zero. This compares to a valuation allowance of $175,000 at December 31, 2012 and $70,000 at June 30, 2012.

Investment securities, which include stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $259.4 million at June 30, 2013, up 9.4% from $237.2 million at December 31, 2012 and up 13.7% from $228.1 million at June 30, 2012. At June 30, 2013, the investment portfolio was comprised of 87% mortgage-backed securities issued by government sponsored entities, 11% obligations of states and political subdivisions, 1% corporate bonds and 1% in FHLB Stock.

At June 30, 2013, total deposits were $467.7 million, compared to $478.3 million at December 31, 2012 and $475.6 million one year ago. Core deposits decreased 1% to $371.2 million at June 30, 2013 from $373.6 million at June 30, 2012 and 3% from $381.3 million at December 31, 2012. The Company considers all deposits except time deposits as core deposits.

At June 30, 2013, noninterest-bearing demand deposits accounted for 30% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 27% and time certificates were 20% of total deposits. At June 30, 2012, noninterest-bearing demand deposits accounted for 29% of total deposits, interest-bearing demand accounts were 11%, savings deposits were 11%, money market balances accounted for 28% and time certificates were 21% of total deposits.

Shareholders’ equity decreased to $88.5 million at June 30, 2013 compared to $94.0 million at December 31, 2012 and $92.3 million at June 30, 2012. The decrease in equity from December 31, 2012 was due to a reduction in common stock ($3.8 million), primarily related to the repurchases made under the 2013 Stock Repurchase Program and a decrease in the unrealized gain on securities ($3.0 million) that was partially offset by net income of $1.3 million. During the second quarter of 2013, the Company repurchased 283,615 shares of its common stock, at an average price of $7.88 per share, under the 2013 Stock Repurchase Program.

Net Interest Income

Second quarter 2013 net interest income was down 14% to $4.2 million from $4.8 million in the second quarter of 2012 and for the six months ended June 30, 2013, net interest income decreased 15% to $8.4 million from $9.9 million for the six months ended June 30, 2012. The net interest margin as a percentage of average earning assets was 3.41% in the second quarter of 2013, compared to 3.53% in the first quarter of 2013 and 3.93% in the second quarter of 2012. For the six months ended June 30, 2013, the net interest margin was 3.47% compared to 3.97% for the six months ended June 30, 2012. Interest income for the second quarter of 2013 decreased 15% to $4.6 million from $5.3 million for the second quarter of 2012 and for the six months ended June 30, 2013, interest income decreased 15% to $9.2 million from $10.8 million for the six months ended June 30, 2012. Interest expense for the second quarter of 2013 decreased 22% to $375,000 from $482,000 for the second quarter of 2012 and for the six months ended June 30, 2013 decreased 21% to $782,000 from $984,000 for the six months ended June 30, 2012.

The average tax equivalent yield on earning assets declined from 4.31% in the second quarter of 2012 to 3.72% for the second quarter of 2013 and for the six months ended June 30, 2013, declined to 3.79% from 4.36% for the six months ended June 30, 2012. Much of the decline in yields can be attributed to the overall lower interest rate environment, a decrease in average loans and an increase in average balances of lower yielding investment securities. Although the foregone interest on nonaccrual loans decreased in the second quarter of 2013 compared to the second quarter of 2012, it continues to have an impact on the net interest margin. During the second quarter of 2013, foregone interest income on nonaccrual loans was approximately $109,000, compared to foregone interest of $200,000 during the second quarter of 2012. The foregone interest had an 8 basis point negative impact on the yield on earning assets during the second quarter of 2013 compared to a 16 basis point negative impact during the second quarter of 2012.

The average balance of earning assets decreased 1% from $503.6 million in the second quarter of 2012 to $499.9 million in the second quarter of 2013 and for the six months ended June 30, 2013, decreased 2% to $506.9 million from $497.7 million for the six months ended June 30, 2012. While the decrease in average earning assets was minimal, there continues to be a significant change in the mix of the assets as principal reductions from loan paydowns were invested into investment securities. This mix change resulted in a decrease in loan balances and an increase in lower yielding investment security balances, and this change contributed to the decrease in the yield on earning assets mentioned above.

When compared to the second quarter of 2012, average loan balances were down 13% to $250.2 million for the second quarter of 2013 and for the six months ended June 30, 2013 decreased 14% to $252.1 million. Although the Company has continued to generate new loans, the production of new loans has been less than loan payoffs. Compared to the second quarter of 2012, average investment securities were up 16% to $248.8 million during the second quarter of 2013.

The Company experienced a slight decrease in average deposits from $347.8 million during the second quarter of 2012 to $345.2 million during the second quarter of 2013 and for the six months ended June 30, 2013, decreased less than 1% to $344.9 million from $347.2 million for the six months ended June 30, 2012. Average borrowings increased from $14.0 million during the second quarter of 2012 to $17.2 million during the second quarter of 2013 and for the six months ended June 30, 2013, increased to $17.6 million from $14.8 million for the six months ended June 30, 2012.

Noninterest Income and Expense

Noninterest income for the second quarter of 2013 was $448,000, down 35% from $694,000 in the second quarter of 2012 and for the six months ended June 30, 2013, was down 23% to $1.1 million from $1.4 million for the six months ended June 30, 2012. On a quarter over quarter basis, the decrease in noninterest income was primarily related to a decrease in income from OREO properties from $229,000 in the second quarter of 2012 to $71,000 in 2013, a decrease in service charges on deposit accounts from $193,000 in 2012 to $147,000 in 2013 and a decrease in merchant income from $135,000 in 2012 to $111,000 in 2013. The decrease in OREO income results from lower rents received from foreclosed office buildings, as the Company has been able to sell many of the properties. The decrease in service charges is primarily related to lower fees collected on overdrawn deposit accounts. The merchant income decrease is related to less volume on existing clients as well as lower growth. On a year over year basis, the decrease in noninterest income was primarily related to a decrease in income from OREO properties from $392,000 in 2012 to $163,000 in 2013, a decrease in service charges on deposit accounts from $390,000 in 2012 to $298,000 in 2013 and a decrease in gains on sale of securities from $75,000 in 2012 to $3,000 in 2013. The decrease in OREO income results from lower rents received from foreclosed office buildings, as the Company has been able to sell many of the properties. The decrease in service charges is primarily related to lower fees collected on overdrawn deposit accounts. Security gains or losses are dependent upon volume and the market. The decrease in the six month period in 2013, was partially offset by proceeds of a life insurance policy on a former director, resulting in tax-free income of $118,000 that was recorded during the first quarter of 2013.

Noninterest expense decreased 11% to $3.6 million for the second quarter of 2013 from $4.1 million in the second quarter of 2012 and for the six months ended June 30, 2013, was down 7% to $7.6 million from $8.2 million for the six months ended June 30, 2012. While there were many fluctuations in expense related items between the second quarter of 2012 and 2013, two areas of note would be a decrease in OREO related expense from $468,000 in 2012 to $195,000 in 2013 and a decrease in regulatory assessments from $158,000 in 2012 to $1,000 in 2013. On a year over year basis, OREO related expense decreased from $870,000 in 2012 to $500,000 in 2013 and regulatory assessments decreased from $317,000 in 2012 to $145,000 in 2013. The primary reason for the decrease in OREO related expenses is due to the sale of a number of properties, including office buildings. The decrease in the regulatory assessments relates to an adjustment to the FDIC accrual based upon an updated analysis revealing that the accrual should be reduced.

The fully taxable equivalent efficiency ratio for the second quarter of 2013 increased to 76.85% from 71.31% for the second quarter of 2012 and for the six months ended June 30, 2012, increased to 78.97% from 70.82% for the six months ended June 30, 2012.

Provision for Income Taxes

Federal and state income taxes for the quarter ended June 30, 2013 decreased $5,000 from $265,000 in the second quarter of 2012 to $260,000 in the second quarter of 2013. The lower provision for taxes in 2013 compared to 2012 resulted from the Company’s lower pretax income, as well as, the tax-free income related to the life insurance benefit.

Earnings Conference Call

The second quarter earnings conference call will be held Thursday, July 18, 2013 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). David T. Taber, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 8692619#. A recording of the call will be available approximately twenty-four hours after the call’s completion on http://amrb.podbean.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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American River Bankshares

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)
	June 30,	December 31,	June 30,
	2013	2012	2012
ASSETS
Cash and due from banks	$23,694	$55,461	$35,257
Interest-bearing deposits in banks	1,000	750	1,000
Investment securities	256,141	233,956	224,895
Loans & leases:
Real estate	215,640	213,900	231,986
Commercial	27,054	30,811	37,237
Lease financing	1,172	1,509	1,312
Other	9,838	11,909	13,502
Deferred loan and lease origination fees, net	(246)	(230)	(231)
Allowance for loan and lease losses	(5,680)	(5,781)	(6,201)
Loans and leases, net	247,778	252,118	277,605
Bank premises and equipment, net	1,673	1,888	2,204
Goodwill and intangible assets	16,321	16,321	16,404
Investment in Federal Home Loan Bank Stock	3,248	3,254	3,254
Other real estate owned, net	8,120	12,237	10,366
Accrued interest receivable and other assets	19,570	20,404	18,687
	$577,545	$596,389	$589,672

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$138,463	$151,201	$137,572
Interest checking	54,952	50,891	50,003
Money market	127,062	127,644	134,528
Savings	50,731	51,539	51,491
Time deposits	96,449	96,981	101,960
Total deposits	467,657	478,256	475,554
Short-term borrowings	8,000	2,000	2,000
Long-term borrowings	8,000	16,000	12,000
Accrued interest and other liabilities	5,434	6,139	7,776
Total liabilities	489,091	502,395	497,330
Total shareholders’ equity	88,454	93,994	92,342
	$577,545	$596,389	$589,672

Ratios:
Nonperforming loans and leases to total loans and leases	2.12%	2.12%	3.76%
Net (recoveries) chargeoffs to average loans and leases (annualized)	0.24%	0.93%	1.23%
Allowance for loan and lease losses to total loans and leases	2.24%	2.24%	2.18%

American River Bank Capital Ratios:
Leverage Capital Ratio	12.44%	12.64%	12.72%
Tier 1 Risk-Based Capital Ratio	23.03%	23.54%	21.65%
Total Risk-Based Capital Ratio	24.29%	24.80%	22.91%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	12.57%	12.82%	12.75%
Tier 1 Risk-Based Capital Ratio	23.26%	23.87%	21.70%
Total Risk-Based Capital Ratio	24.51%	25.13%	22.96%

American River Bankshares

Condensed Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)
	Second	Second		For the Six Months
	Quarter	Quarter	%	Ended June 30,		%
	2013	2012	Change	2013	2012	Change
Interest income	$4,551	$5,324	(14.5)%	$9,202	$10,834	(15.1)%
Interest expense	375	482	(22.2)%	782	984	(20.5)%
Net interest income	4,176	4,842	(13.8)%	8,420	9,850	(14.5)%
Provision for loan and lease losses	100	375	(73.3)%	200	955	(79.1)%
Total noninterest income	448	694	(35.4)%	1,073	1,387	(22.6)%
Total noninterest expense	3,612	4,051	(10.8)%	7,614	8,163	(6.7)%
Income before provision for income taxes	912	1,110	(17.8)%	1,679	2,119	(20.8)%
Provision for income taxes	260	265	(1.9)%	405	562	(27.9)%
Net income	$652	$845	(22.8)%	$1,274	$1,557	(18.2)%

Basic earnings per share	$0.07	$0.09	(22.2)%	$0.14	$0.16	(12.5)%
Diluted earnings per share	$0.07	$0.09	(22.2)%	$0.14	$0.16	(12.5)%
Average diluted shares outstanding	8,898,125	9,532,203		9,054,652	9,682,877

Net interest margin as a percentage of average earning assets	3.41%	3.93%		3.47%	3.97%

Operating Ratios:
Return on average assets	0.45%	0.58%		0.44%	0.54%
Return on average equity	2.87%	3.64%		2.79%	3.33%
Return on average tangible equity	3.50%	4.41%		3.39%	4.04%
Efficiency ratio (fully taxable equivalent)	76.85%	71.31%		78.97%	70.82%

American River Bankshares

Condensed Consolidated Statements of Income (Unaudited)

Trailing Five Quarters

(Dollars in thousands, except per share data)
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
	2013	2013	2012	2012	2012
Interest income	$4,551	$4,651	$5,131	$5,334	$5,324
Interest expense	375	407	440	470	482
Net interest income	4,176	4,244	4,691	4,864	4,842
Provision for loan and lease losses	100	100	0	410	375
Total noninterest income	448	625	675	712	694
Total noninterest expense	3,612	4,002	4,365	4,219	4,051
Income before provision for income taxes	912	767	1,001	947	1,110
Provision for income taxes	260	145	131	167	265
Net income	$652	$622	$870	$780	$845

Basic earnings per share	$0.07	$0.07	$0.09	$0.08	$0.09
Diluted earnings per share	$0.07	$0.07	$0.09	$0.08	$0.09

Net interest margin as a percentage of average earning assets	3.41%	3.53%	3.80%	3.88%	3.93%

Average diluted shares outstanding	8,898,125	9,220,617	9,307,442	9,297,505	9,532,203
Shares outstanding-end of period	8,833,562	9,105,729	9,327,203	9,327,203	9,328,481

Operating Ratios (annualized):
Return on average assets	0.45%	0.43%	0.58%	0.52%	0.58%
Return on average equity	2.87%	2.70%	3.68%	3.34%	3.64%
Return on average tangible equity	3.50%	3.28%	4.46%	4.05%	4.41%
Efficiency ratio (fully taxable equivalent)	76.85%	80.95%	79.71%	73.71%	71.31%

American River Bankshares

Analysis of Net Interest Margin on Earning Assets

(Taxable Equivalent Basis)

(Dollars in thousands)
Three months ended June 30,	2013			2012
	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
ASSETS
Loans and leases	$250,200	$3,516	5.65%	$287,869	$4,238	5.92%
Taxable investment securities	219,057	805	1.48%	185,300	857	1.86%
Tax-exempt investment securities	29,720	295	3.99%	29,547	297	4.04%
Corporate stock	40	11	110.60%	9	4	178.75%
Interest-bearing deposits in banks	838	—	0.00%	904	3	1.33%
Total earning assets	499,855	4,627	3.72%	503,629	5,399	4.31%
Cash & due from banks	41,613			38,085
Other assets	48,059			46,801
Allowance for loan & lease losses	(5,977)			(6,333)
	$583,550			$582,182

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$180,993	$120	0.27%	$181,611	$170	0.38%
Savings	50,357	18	0.14%	51,223	31	0.24%
Time deposits	96,647	163	0.68%	100,941	217	0.86%
Other borrowings	17,170	74	1.73%	14,000	64	1.84%
Total interest bearing liabilities	345,167	375	0.44%	347,775	482	0.56%
Noninterest bearing demand deposits	141,661			134,611
Other liabilities	5,615			6,364
Total liabilities	492,443			488,750
Shareholders’ equity	91,107			93,432
	$583,550			$582,182
Net interest income & margin		$4,252	3.41%		$4,917	3.93%

Six months ended June 30,	2013			2012
	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
ASSETS
Loans and leases	$252,072	$7,158	5.73%	$292,485	$8,554	5.88%
Taxable investment securities	215,122	1,593	1.49%	184,138	1,821	1.99%
Tax-exempt investment securities	29,658	588	4.00%	29,179	598	4.12%
Corporate stock	28	11	79.22%	9	4	89.38%
Interest-bearing deposits in banks	794	1	0.25%	1,077	6	1.12%
Total earning assets	497,674	9,351	3.79%	506,888	10,983	4.36%
Cash & due from banks	43,563			35,493
Other assets	49,625			46,439
Allowance for loan & lease losses	(5,919)			(6,657)
	$584,943			$582,163

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$179,652	$248	0.28%	$182,653	$362	0.40%
Savings	50,818	42	0.17%	49,850	60	0.24%
Time deposits	96,881	342	0.71%	99,914	431	0.87%
Other borrowings	17,583	150	1.72%	14,797	131	1.78%
Total interest bearing liabilities	344,934	782	0.46%	347,214	984	0.57%
Noninterest bearing demand deposits	141,712			134,690
Other liabilities	6,105			6,301
Total liabilities	492,751			488,205
Shareholders’ equity	92,192			93,958
	$584,943			$582,163
Net interest income & margin		$8,569	3.47%		$9,999	3.97%
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